Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-121277, Form S-8 No. 333-10225 and Form S-8 No. 333-145651) pertaining to the Savings and Security Plan of the Lockport and Waterbury Facilities of our report dated June 27, 2008, with respect to the financial statements and schedule of the Savings and Security Plan of the Lockport and Waterbury Facilities included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 27, 2008